 Registration No. [_____]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1331 (Primary Standard Industrial Classification Code Number)	30-0678378 (I.R.S. Employer Identification No.)

Verde Bio Holdings, Inc. 5 Cowboys Way, Suite 300 Frisco, Texas 75034 972-217-4080	Action Stock Transfer Corporation 2469 East Fort Union Boulevard, Suite 214 Salt Lake City, Utah 84121 (801) 274-1088
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
J. Martin Tate, Esq.

Lance Lehnhof, Esq.

Carman Lehnhof Israelsen, LP

375 W 200 S, Suite 225

Salt Lake City, UT 84101

(801) 534-4435

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholder identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer []	Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (2)(3)		Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.001 per share offered by GHS	NA	$	NA	$5,000,000	$649
Common Stock par value $0.001 per share offered by remaining Selling Shareholders	38,317,547		$0.02	$766,351	$100
Total		$		$5,766,351	$749

(1) The shares of our common stock being registered hereunder are being registered for sale by the Selling Stockholders and GHS Investments LLC, as defined in the accompanying prospectus.

(2) Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution from stock splits, stock dividends, or similar transactions.

(3) Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended. Common stock shares issuable under the Finance Agreement are calculated on the basis of the average of the bid and asked prices of the Registrant’s common stock reported on the OTCQB market on August 17, 2020 was $0.02.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders shall not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated August 20, 2020

Verde Bio Holdings, Inc.

38,317,547 Shares of Common Stock

This prospectus relates to the offer and resale of 38,317,547 shares of our common stock (the “Resell Shares”) by certain shareholders of the Company (“Selling Shareholders”) as well as the offer and resale by GHS Investments LLC (“GHS”), a Nevada limited liability company, of up to $5,000,000 in shares of our common stock (“GHS Shares”, and together with the Resell Shares, the “Registration Shares”) that GHS has agreed to purchase from us in accordance with the terms and conditions of an Equity Finance Agreement, dated May 28, 2020, (the “Finance Agreement”), between us and GHS, pursuant to which we have the right to “put” to GHS (the “Put”) up to $5,000,000 in shares of our common stock. All of the Resell Shares, when sold, shall be sold by the Selling Shareholders and all of the GHS Shares, when sold, will be sold by GHS.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by GHS. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the Put under the Finance Agreement.

GHS is an “underwriter” within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended.

GHS may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information about how GHS may sell the shares of common stock being registered pursuant to this prospectus. GHS has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have paid and will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is currently quoted on the OTCQB market under the symbol “VBHI”. On August 17, 2020, the last quoted sale price of our common stock as reported on the OTCQB Market was $0.02 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized the placement agent or any underwriters, brokers or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” the “Company” and “Verde” refer to Verde Bio Holdings, Inc. You should read both this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

Organization

Verde Bio Holdings, Inc. (formerly Appiphany Technologies Holdings Corp.) was incorporated in the State of Nevada on February 24, 2010. On May 1, 2010, the Company entered into a share exchange agreement with Appiphany Technologies Corporation (“ATC”) to acquire all of the outstanding common shares of ATC in exchange for 1,500,000 common shares of the Company.  As the acquisition involved companies under common control, the acquisition was accounted for in accordance with ASC 805-50, Business Combinations – Related Issues, and the consolidated financial statements reflect the accounts of the Company and ATC since inception. On February 19, 2019, Media Convergence Group, a Nevada corporation (“Media Convergence”) entered into a certain Stock Purchase Agreement (the "Purchase Agreement") with TerraQuest Holdings, LLC (“TerraQuest”) for the sale of 500,000 shares of the Series A Preferred Stock (the “Shares”) of the Company.  The purchase of the Shares (“Share Purchase”) was closed on November 22, 2019.

Upon the Closing of the Share Purchase, Scott Cox, as the successor in interest to TerraQuest, became the owner of the Shares, and as such gained voting control of the Company by virtue of the 10,000 for 1 voting rights of the Series A Preferred Shares.

In connection with the Closing of the Share Purchase, the Company changed its management and Board. Robert Sargent resigned as the sole member of the Board and Scott Cox was elected as the sole member of the Board and as the Company’s Chief Executive Officer.  Mr. Cox brings 25 years of experience in the oil gas industry changed the Company’s business strategy to oil and gas exploration and investment.

Nature of Business

The Company is a growing U.S. energy company based in Frisco, Texas, engaged in the acquisition and development of high-probability, lower risk onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of non-operating, working interests and royalty interests with the goal of developing into a major company in the industry. Through this strategy of acquisition of royalty and non-operating properties, the Company has the unique ability to rely on the technical and scientific expertise of the world-class E&P companies operating in the area.

Corporation Information

Our principal executive offices are located at 5 Cowboys Way, Suite 300, Frisco, Texas 75034, and our telephone number is (972) 217-4080. Our website address is www.verdebh.com, although the information on our website is not deemed to be part of this prospectus.

THE OFFERING

This prospectus relates to the resale by the selling stockholders (“Selling Stockholders”) identified herein of up to 38,317,547 shares of common stock, par value $0.001 per share, of the Company (“Resale Shares”) and the offering and resale of up to $5,000,000 in shares of our common stock, par value $0.001 per share (“GHS Shares,” and together with the Resale Shares, the Registration Shares”) by GHS pursuant to the Finance Agreement, dated May 28, 2020.

Resale Shares

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their shares of common stock hereunder.

The Selling Stockholders may sell any, all or none of the Resale Shares offered by this prospectus and we do not know when or in what amount, the Selling Stockholders may sell their Resale Shares of common stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders in the offering described in this prospectus.

Because all of the Resale Shares being offered under this prospectus are being offered by the Selling Shareholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. We expect that the Selling shareholders initially sell their shares at prevailing market prices. See “Plan of Distribution.”

GHS Shares

The prospectus also relates to the offering and resale from time to time of the GHS Shares pursuant to that certain Equity Financing Agreement (“Financing Agreement”), dated May 28, 2020 with GHS Investments LLC, a Nevada limited liability company (“GHS”). Under the Financing Agreement, we may from time to time, in our discretion, sell shares of our common stock to GHS for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, GHS’s purchase commitment will automatically terminate on the earlier of the date on which GHS shall have purchased our shares pursuant to the Financing Agreement for an aggregate purchase price of $5,000,000, the date which is 36 months from the effective date or the date the Registration Statement is no longer effective. We have no obligation to sell any shares under the Financing Agreement.

As provided in the Financing Agreement, we may require GHS to purchase shares of common stock from time to time by delivering a put notice (“Put Notice”) to GHS specifying the total number of shares to be purchased (such number of shares multiplied by the Purchase Price described below, equals the “Investment Amount”). Our ability to issue Put Notices to GHS and require GHS to purchase our common stock is not contingent on the trading volume of our common stock. GHS will have no obligation to purchase shares under the applicable Financing Agreement to the extent that such purchase would cause GHS to own more than 4.99% of our then-issued and outstanding common stock (the “Beneficial Ownership Limitation”) at any one time.  No Put will be made in an amount greater than $400,000.

For each share of our common stock purchased under the Financing Agreement, GHS will pay a Purchase Price equal to 80% of the “Market Price” subject to a floor price of $0.04. The “Market Price” is defined as the lowest traded price (the “LTD”) on the principal trading platform for the Common Stock, as reported by OTC Markets Group, Inc. (“OTC Markets”), for the ten consecutive trading days immediately preceding the closing date (each, a “Closing Date”) associated with the applicable Put Notice (the “Valuation Period”). GHS’s obligation to purchase shares is subject to customary closing conditions, including without limitation a requirement that this registration statement registering the resale by GHS of the shares to be issued under the Financing Agreement remain effective. The Financing Agreement also contains covenants, representations and warranties by us and GHS that are typical for transactions of this type, including customary mutual indemnification rights. The Financing Agreement is not transferable and any benefits attached thereto may not be assigned.

In connection with the Financing Agreement, we also entered into a Registration Rights Agreement with GHS requiring us to prepare and file this Registration Statement registering the resale by GHS of shares to be issued under the Financing Agreement, to use commercially reasonable efforts to cause the Registration Statement to be declared effective, and to keep the Registration Statement effective until (i) the date on which GHS may sell all the shares under Rule 144 without volume limitations, or (ii) the date on which GHS no longer owns any of the shares.

The foregoing description of the terms of the Financing Agreement and the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the agreements/instructions themselves, copies of which were filed as exhibits to our Quarterly Report on Form 10-Q, filed for the quarterly period ended January 31, 2020 and our Annual Report on Form 10-K, filed for the fiscal year ended April 30, 2020, the terms of which are incorporated herein by reference. The benefits, representations, and warranties set forth in such documents (if any) are not intended to, and do not constitute our continuing representations and warranties or those of any other party to persons not a party thereto.

As of August 19, 2020, there were 42,459,078 shares of our common stock outstanding. If the full $5,000,000 worth of shares offered by GHS under this prospectus were purchased at the price of $0.04 per share and were issued and outstanding as of the date hereof, such shares would equal 125,000,000 represent approximately 75% of the total number of shares of our common stock outstanding, and approximately 99.5% of the total number of outstanding shares held by non-affiliates, in each case, as of the date hereof. The number of shares which will be sold to GHS will ultimately be limited to an amount which is less than one-third of the Company’s public float, excluding shares beneficially owned by affiliates.  The number of shares ultimately offered for resale by GHS is dependent upon the number of shares that we issue and sell to GHS under the Financing Agreement and the limitations set forth above.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of each of such issuance and sales. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after each such issuance and sale to GHS.

Securities Offered

Shares of common stock to be offered by GHS:	Up to that number of shares having an aggregate purchase price of $5,000,000 under the Finance Agreement.

Shares of common stock outstanding prior to the offering:	42,459,078

Shares of common stock to be outstanding after giving effect to the issuance and sale of an aggregate of shares of common stock to GHS under the Finance Agreement, which shares are registered hereunder:	167,459,078

Use of proceeds:

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders in this offering. However, we may receive up to $5,000,000 from the sale and issuance of shares of common stock to GHS pursuant to Put Notices that we may issue to GHS under the Finance Agreement. Any proceeds that we receive from sales and issuances to GHS under the Finance Agreement will be used for general corporate purposes.  See “Use of Proceeds.”

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	VBHI

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

We have incurred significant net losses and cannot assure you that we will achieve or maintain profitable operations, and our auditors have issued a “going concern” audit opinion.

To date, we have incurred losses since inception. During the years ended April 30, 2020 and 2019, the Company did not record any revenues due to the unavailability of our prior product offering and the anticipated shift to a new industry which is still being developed.

The Company has a history of net losses from continuing operations and net cash used in operating activities. We will need to raise additional working capital to continue our normal and planned operations. We will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake increased consultancy work and acquisition activities and increase our marketing and sales efforts to drive an increase in the number of customers and clients utilizing our services. In addition, as a public company, we incur accounting, legal and other expenses that we were incurring as a private company. These expenditures will make it necessary for us to continue to raise additional working capital and make it harder for us to achieve and maintain profitability. Our efforts to grow our business may be costlier than we expect, and we may not be able to generate sufficient revenue to offset our increased operating expenses. If we are forced to reduce our operating expenses, our growth strategy could be compromised. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, substantial doubt exists about our ability to continue as a going concern and we cannot assure you that we will achieve sustainable operating profits as we continue to expand our infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives.

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. At April 30, 2020, the Company has not recognized significant revenue, has a working capital deficit of $3,134,878, and has an accumulated deficit of $7,521,745. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

The ability of our business to continue its normal and planned operations and to grow and compete will depend on the availability of adequate capital. We cannot assure you that we will be able to obtain equity or debt financing on acceptable terms, or at all, to continue our normal and planned operations and to implement our growth strategy. As a result, we cannot assure you that adequate capital will be available to continue our normal and planned operations and to finance our current growth plans, take advantage of business opportunities, or respond to competitive pressures, any of which could harm our business.

We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders. We may not be able to raise capital when needed, if at all, which could cause us to have insufficient funds to pursue our operations, or to delay, reduce or eliminate our development of new programs or commercialization efforts.

We expect to incur additional costs associated with continuing to operate as a public company and to require substantial additional funding to continue to pursue our business and continue with our expansion plans. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we expect that we will need to obtain substantial additional funding in order to continue our operations. To date, we have financed our operations entirely through equity and debt investments by founders and other investors and the incurrence of debt, and we expect to continue to do so in the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale and issuance of equity, or securities convertible into equity, it would result in dilution to our existing stockholders, which could be significant depending on the price at which we may be able to sell and issue our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants that could restricting our business activities, and holders of debt instruments will likely have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate development of new programs or future marketing efforts. Any of these events could significantly harm our business, financial condition and prospects.

We plan to expand our business through acquisitions.

We are actively reviewing acquisition candidates. Factors which may affect our ability to grow successfully through acquisitions include:

•	inability to obtain financing;

•	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

•	diversion of management’s attention from current operations;

•	the possibility that we may be adversely affected by risk factors facing the acquired companies;

•

acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our Common Stock to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing stockholders;

•	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and

•	loss of key employees of the acquired companies.

Unfavorable general economic conditions may materially adversely affect our business.

While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce customer demand for some of our products or services which could cause our revenue to decline. Also, our customers that are especially reliant on the credit and capital markets may not be able to obtain adequate access to credit or equity funding, which could affect their ability to make timely payments to us. Moreover, we rely on obtaining additional capital and/or additional funding to provide working capital to support our operations. We regularly evaluate alternative financing sources. Further changes in the commercial capital markets or in the financial stability of our investors and creditors may impact the ability of our investors and creditors to provide additional financing. For these reasons, among others, if the economic conditions stagnate or decline, our operating results and financial condition could be adversely affected.

Our management may have conflicts of interest.

Some members of our management are employed on a full-time basis by other businesses involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company. We believe that none currently exist but it is the intent of the management to keep any transactions free of conflicts of interest. Management is also working on the creation of job specific tasking as well as non-compete agreements that will be deployed as possible and as related to our existing and future team members.

Our current officers and directors have other interests outside of our business and contract negotiations are still in process with them.

While we have contract agreements with our non-independent officers and directors that define these relationships in a manner that provides sufficient motivation to such officers and directors to remain an ongoing part of our business, there no assurances that these agreements will be honored. Loss of any of our members of management will have a negative impact upon our business efforts and results of operations.

RISKS RELATED TO OUR INDUSTRY

Importance of Future Prices, Supply, and Demand for Oil and Gas.

Revenues generated from our oil and gas production activities in the oil and gas industry will be highly dependent upon the future prices and demand for oil and gas. Factors which may affect prices and demand for oil and gas include, but are not limited to, the worldwide supply of oil and gas; the price of oil and gas produced in the United States or imported from foreign countries; consumer demand for oil and gas; the price and availability of alternative fuels; federal and state regulation; and general, national and worldwide economic political conditions.

Price declines may result in reduced profits.

Commodity prices have a significant impact on the present value of our operations. To the extent oil and gas price declines indicate a reduction of the estimated useful life or estimated future cash flows of our assets, our assets may be impaired.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce the value of our assets.

Oil and natural gas are commodities whose prices are determined based on world demand, supply, and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years and have seen significant decreases in 2020. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact on our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Decreases in the prices of oil and natural gas may have a material adverse effect on our assets and our cash flows.

Environmental Regulations.

The exploration, development, and production of oil and gas is subject to various federal and state laws and regulations to protect the environment. Various states and governmental agencies are considering, and some have adopted, laws and regulations regarding environmental control which could adversely affect our business. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the cost of oil and gas development and production.

Government Regulation.

The oil and gas business is subject to extensive governmental regulation under which, among other things, rates of production from our wells may be fixed. Governmental regulation also may limit or otherwise affect the market for wells’ production and the price which may be paid for that production. Governmental regulations relating to environmental matters could also affect our operations. The nature and extent of various regulations, the nature of other political developments and their overall effect upon us are not predictable.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

At an assumed purchase price of $0.04 (equal to the floor price set in the Finance Agreement), we will be able to sell up to 125,000,000 shares to GHS and receive up to $5,000,000 in gross proceeds. Accordingly, we would be required to register 125,000,000. We are currently authorized to issue 5,000,000,000 shares of our common stock. As of August 20, 2020, there were 42,459,078 shares of our common stock outstanding. If the full $5,000,000 worth of shares offered by GHS under this prospectus were purchased at the price of $0.04 per share and were issued and outstanding as of the date hereof, such shares would equal 125,000,000 represent approximately 75% of the total number of shares of our common stock outstanding, and approximately 99.5% of the total number of outstanding shares held by non-affiliates, in each case, as of the date hereof. The number of shares which will be sold to GHS will ultimately be limited to an amount which is less than one-third of the Company’s public float, excluding shares beneficially owned by affiliates.  The number of shares ultimately offered for resale by GHS is dependent upon the number of shares that we issue and sell to GHS under the Financing Agreement and the limitations set forth above.

In addition, we anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors' investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company's common stock could seriously decline in value.

GHS will pay less than the then-prevailing market price for our common stock.

The Common Stock to be issued to GHS pursuant to the Finance Agreement will be purchased at a 20% discount to the lowest trading price of our Common Stock during the ten (10) consecutive trading days immediately after GHS receives our notice of sale (subject to a floor of $0.04 per share). GHS has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If GHS sells the shares, the price of our Common Stock could decrease. If our stock price decreases, GHS may have a further incentive to sell the shares of our Common Stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Finance Agreement.

Pursuant to the Finance Agreement, when we deem it necessary, we may raise capital through the private sale of our Common Stock to GHS at a price equal to a discount to the lowest volume weighted average price of the common stock for the ten (10) consecutive trading days after GHS receives our notice of sale. Because the put price is lower than the prevailing market price of our Common Stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 125,000,000 shares of common stock to be issued under the Finance Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 125,000,000 shares of Common Stock under the registration statement of which this prospectus is a part, pursuant to the Finance Agreement. Notwithstanding GHS’s ownership limitation, the 125,000,000 shares would represent approximately 75% of the total number of shares of our common stock outstanding, and approximately 99.5% of the total number of outstanding shares held by non-affiliates after our exercise of the put right under the Finance Agreement (based on the number of outstanding shares as of August 20, 2020). The sale of these shares into the public market by GHS could depress the market price of our Common Stock.

We may not have access to the full amount available under the Finance Agreement.

Our ability to draw down funds and sell shares under the Finance Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 125,000,000 shares issuable under the Finance Agreement, and our ability to sell any remaining shares issuable under the Finance Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of Common Stock to GHS under the Finance Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Finance Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to GHS. Accordingly, because our ability to draw down any amounts under the Finance Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the Finance Agreement. We believe that it is likely that we will be able to drawn down on the full amount of the Agreement, however, prior to drawing down on the full amount, we may not be able to draw down on the full amount without filing an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock. Pursuant to state law, the filing of the amendment to increase the authorized shares of common stock may require board and shareholder approval. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the Finance Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Finance Agreement, and as such, GHS may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

GHS has agreed, subject to certain exceptions listed in the Finance Agreement, to refrain from holding an amount of shares which would result in GHS or its affiliates owning more than 4.99% of the then-outstanding shares of our Common Stock at any one time. These restrictions, however, do not prevent GHS from selling shares of Common Stock received in connection with a put, and then receiving additional shares of Common Stock in connection with a subsequent put. In this way, GHS could sell more than 4.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 4.99% at one time.

Our board of directors is authorized to issue additional shares of our common stock that would dilute existing stockholders.

We are currently authorized to issue up to 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 500,000 shares are designated as Series A and 1,000,000 shares are designated as Series B.   We have issued 42,459,078 shares of common stock and 500,000 shares of Series A preferred stock and 530,000 shares of Series B preferred stock as of August 20, 2020. The Series A Preferred Shares are convertible into shares of common stock on a 10,000 to 1 ratio and the Series B Preferred Shares are converted at a rate equal to the stated value of $1.10 per share divided by the quoted price of the Common Stock on the date of conversion, subject to adjustments as a result of the reverse split.  We expect to seek additional financing in order to provide working capital to our business. Our board of directors has the power to issue any or all of such authorized but unissued shares at any price it considers sufficient, without stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of then current stockholders.

Trading on the OTC Bulletin Board and the OTCQB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the Over the Counter Bulletin Board (an interdealer quotation system that is used by subscribing FINRA members) and on the OTCQB operated by the OTC Markets Group, Inc. Trading in stock quoted on these markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to our operating performance. Moreover, neither of these markets is a “stock exchange,” and trading of securities on these markets is often more sporadic than the trading of securities listed on a national securities exchange like The NASDAQ Stock Market or the NYSE American. Accordingly, stockholders may have difficulty reselling any of our shares owned by them.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale and issuance of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and we may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale and issuance of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of our common stock unless they sell them.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to prevent fraud effectively. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

The market price of shares of our common stock may be volatile.

The market price of our common stock may be highly volatile. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate, or sales of shares of our common stock. These factors may materially adversely affect the market price of shares of our common stock, regardless of our performance. In addition, public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of shares of our common stock.

We have established Preferred Stock which can be designated by the Company’s Board of Directors without shareholder approval.

The Company has authorized 10,000,000 shares of Preferred Stock, of which 500,000 shares are designated as Series A and 500,000 of which are issued and outstanding. In addition, the Company has issued 530,000 shares of Series B Convertible Preferred.  The shares of series of Preferred Stock of the Company may be issued from time to time in one or more series, each of which shall have a distinctive designation or title as shall be determined by the Board of Directors of the Company prior to the issuance of any shares thereof. The Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. In each such case, we will not need any further action or vote by our stockholders. One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of Preferred Stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of Common Stock. For example, Preferred Stock issued by us may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Our Articles of Incorporation provide our directors with limited liability.

Our Articles of Incorporation state that our directors shall not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 78.138(7) of the Nevada Revised Statutes (the “NRS”) or shall be liable because the director (1) shall acted or omitted to act which involves intentional misconduct, fraud or a knowing violation of law; or (2) paid dividends in violation of Section 78.300 of the NRS. Our Articles of Incorporation further state that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the NRS, as it may be amended. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

Certain provisions of our Articles of Incorporation and Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest.

Our Articles of Incorporation and the NRS contain provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of our stockholders.

We also are subject to the anti-takeover provisions of the NRS, which prohibit us from engaging in an acquisition of a controlling interest “combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibit the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. This statute has the effect of making it more difficult to effect a change in control of a Nevada company.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

As a public reporting company, we require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

•	faulty human judgment and simple errors, omissions or mistakes;
•	fraudulent action of an individual or collusion of two or more people;
•	inappropriate management override of procedures; and
•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

Our management assessed the effectiveness of our internal control over financial reporting as of January 31, 2020 and concluded as a result of material weaknesses in our internal control over financial reporting, our disclosure controls and procedures were not effective as of January 31, 2020. The ineffectiveness of our disclosure controls and procedures was due to the following material weaknesses our internal control over financial reporting, which are common to many small companies: (1) lack of sufficient personnel commensurate with the Company’s reporting requirements; (2) the Company did not consistently establish appropriate authorities and responsibilities in pursuit of the Company’s financial reporting objectives; and (3) insufficient written documentation or training of internal control policies and procedures which provide staff with guidance or framework for accounting and disclosing financial transactions.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission (the “SEC”) and civil or criminal sanctions.

We must implement additional and expensive procedures and controls in order to grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. In the future, if our securities are listed on a national exchange, we may also be required to comply with marketplace rules and heightened corporate governance standards. Compliance with the Sarbanes-Oxley Act and other SEC and national exchange requirements will increase our costs and require additional management resources. We recently have begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

 Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors.

Certain of our executive officers and directors own a significant percentage of shares of our outstanding capital stock. As of the date of this prospectus, our executive officers and directors and their respective affiliates beneficially own over 99.9% of our outstanding voting stock. The holdings of our directors and executive officers may increase further in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted, or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence and control over all corporate actions requiring stockholder approval, irrespective of how our company’s other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent amendment of our articles of incorporation or by-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our stockholders for a vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our common stock, which in turn could reduce the price of the shares of our common stock price or prevent our stockholders from realizing a premium over the price of our common stock.

Penny stock rules will limit the ability of our stockholders to sell their stock.

The Securities and Exchange Commission has adopted regulations that generally define a “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trends, Risks and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

Potential Risks Associated with COVID-19

There has been a global outbreak of coronavirus disease (“COVID-19”) which began in China and has quickly spread to many countries throughout the world including the United States and Europe.  This outbreak has led (and may continue to lead) to disruptions in the global economy.  On March 11, 2020, the World Health Organization declared COVID-19 to be a global pandemic.  On March 13, 2020, President Trump declared a national state of emergency under the Stafford Disaster Relief and Emergency Assistance Act, which permits the use of up to $50 billion of FEMA funds to combat the pandemic, directs state governments to create emergency operations centers, hospitals to activate emergency preparedness plans, and gives the U.S. Secretary of Health and Human Services emergency authority to waive certain federal regulations to allow greater flexibility to hospitals and doctors in treating patients.  On March 25, 2020, the U.S. Senate passed legislation providing for approximately $2 trillion of relief to states, businesses and individuals, and such legislation is expected to be approved by the U.S. House of Representatives and thereafter enacted into law by signature of the President on March 27, 2020.  The economic impact of the disease has led to extreme volatility in the stock market and capital markets.  The Federal Reserve has recently taken emergency action to further cut its benchmark rate down to a range of between 0% and 0.25%, to inject additional funds into the short-term lending markets and to implement quantitative easing and other measures to support financial institutions, other businesses and the credit markets.  Central banks in Europe, the United Kingdom and other countries are implementing similar and other measures to support financial markets.  Although it cannot be predicted, additional action by the Federal Reserve as well as other federal and state agencies is possible in the near future.

Additionally, the U.S. federal government, and most of state and local governments, have adopted various emergency measures and recommendations in response to the COVID-19 outbreak, including imposing travel bans, “shelter in place” restrictions, curfews, cancelling events, banning large gatherings, closing non-essential businesses, including, but not limited to bars, restaurants, movie theatres and gyms, and generally promoting social distancing (including in the workplace, which has resulted in a significant increase in employees working remotely).  Although it cannot be predicted, additional policy action at the federal, state and local level in the near future is likely.  The COVID-19 outbreak (and any future outbreaks of COVID-19) and resulting emergency measures has led (and may continue to lead) to significant disruptions in the global supply chain, global capital markets, the economy of the United States and the economies of other nations where an outbreak of COVID-19 has occurred or may occur.  Concern about the potential effects of the COVID-19 outbreak and the effectiveness of measures being put in place by governmental bodies and reserve banks at various levels as well as by private enterprises (such as workplaces, trade groups, amateur and professional sports leagues and conferences, places of worship, schools, restaurants and gyms) to contain or mitigate its spread has adversely affected economic conditions and capital markets globally, and has led to significant volatility in global financial markets.  In certain U.S. cities and states, the COVID-19 outbreak has resulted in a near total cessation of all non-essential economic activities, with some businesses temporarily suspending operations and laying-off employees, and many businesses including financial services companies permitting or requiring employees to work remotely.  The disruption and volatility in the credit markets and the reduction of economic activity in severely affected sectors may continue for an extended period or indefinitely, and may lead to a recession in the United States and/or globally.

The outbreak (and any future outbreaks) of the coronavirus disease may lead to further volatility in or disruption in the capital markets and may result in further government actions or policy decisions that may adversely affect the Securities.  Furthermore, it is likely that the COVID-19 outbreak and resulting disruption to economic conditions may result in a decline in real estate values which would result in a loss of value of the Company’s primary investment product.  There can be no assurance that any measures undertaken by the federal government, or by state or local governments, will be effective to mitigate the impact of the COVID-19 outbreak.  There is little certainty as to when the COVID-19 outbreak will abate, or when and to what extent the Unites States economy will recover from the disruption caused by the COVID-19 outbreak.  The disruption and volatility in the credit markets and real estate markets may continue for an extended period or indefinitely, and may lead to a recession in the United States and/or globally.  Investors must consider and understand that the extent of the economic disruption and market volatility that has been, and may be, caused by the COVID-19 outbreak could be as severe, or even more severe, than that of the 2008 financial crisis or other similar economic crises.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors. You should not place undue reliance on these forward-looking statements.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders and GHS. We will not receive any proceeds upon the sale of shares by the Selling Shareholders and GHS in this offering. However, we may receive gross proceeds of up to $5 million under the Finance Agreement with GHS assuming that we sell and issue the full amount of our common stock that we have the right, but not the obligation, to sell and issue to GHS under the Finance Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the Finance Agreement. However, we currently intend to use the net proceeds primarily for general corporate purposes, including working capital, research and development, sales and marketing activities and capital expenditures. We may also use a portion of those net proceeds for the acquisition of, or investment in, technologies or businesses that complement our business, although we have no commitments or agreements to enter into any such acquisitions or investments. We will have broad discretion over the uses of those net proceeds. Pending these uses, we intend to invest those net proceeds in short-term, investment-grade money market funds.

Even if we sell and issue $5 million worth of shares of our common stock to GHS pursuant to the Finance Agreement, we will need to obtain additional financing in the future in order to fully fund all of our planned research and development activities. We may seek additional capital in the private and/or public equity markets, pursue business development activities to continue our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them, when appropriate. However, there can be no assurances that we can consummate any such transactions, or consummate any transactions at favorable pricing or acceptable timing.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

MARKET PRICE OF OUR COMMON STOCK

Our shares are currently traded on the OTC Markets (“OTCQB”) under the symbol “VBHI (APHD)”. The following table sets forth the high and low prices for our common stock per quarter as reported by the OTC Markets based on our fiscal year end April 30, 2020 and 2019.  These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Year 2020	High	Low
First Quarter (May 1, 2019 – Jul. 31, 2019)	1.70	0.08
Second Quarter (Aug. 1, 2019 – Oct. 31, 2019)	1.29	0.07
Third Quarter (Nov. 1, 2019 – Jan. 31, 2020)	0.48	0.06
Fourth Quarter (Feb. 1, 2020 – Apr. 30, 2020)	0.13	0.04
Fiscal Year 2019	High	Low
First Quarter (May 1, 2018 – Jul. 31, 2018)	0.22	0.07
Second Quarter (Aug. 1, 2018 – Oct. 31, 2018)	0.16	0.07
Third Quarter (Nov. 1, 2018 – Jan. 31, 2019)	0.15	0.08
Fourth Quarter (Feb. 1, 2019 – Apr. 30, 2019)	0.11	0.07

As of August 20, 2020, 42,459,078 shares of our common stock were issued and outstanding and were owned by approximately 52 holders of record, based on information provided by our transfer agent.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.

DILUTION

Investors who purchase shares of our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of April 30, 2020, we had a net tangible book value of $(3,134,878), or approximately $(1.71) per share of common stock.

Dilution in net tangible book value per share represents the difference between the assumed offering price per share of common stock payable by GHS of $0.04 (the floor at which GHS can purchase).

The following table illustrates this per share dilution:

Assumed offering price per share of common stock		$0.04
Net tangible book value per share as of April 30, 2020	$(3,134,878)
Increase in as adjusted net tangible book value per share attributable to the sale and issuance of shares of common stock under the Finance Agreement	5,000,000
Pro Forma net tangible book value per share of common stock after the sale and issuance of shares under the Finance Agreement		0.011
Dilution per share of common stock to existing stockholders		$0.029

To the extent that we sell and issue less than $5 million worth of shares under the Finance Agreement, or to the extent that some or all sales and issuances are made at prices lower than or in excess of the assumed price per share of $0.04, then the dilution reflected in the table above will differ. The above table is based on 42,459,078 shares of our common stock outstanding as of August 20, 2020, adjusted for the assumed sale and issuance of $5,000,000 in shares of our common stock to GHS under the Finance Agreement at the assumed purchase price described above and after deducting estimated offering expenses payable by us.

To the extent that we sell and issue additional shares of our common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services, products or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized. You are advised, however, to consult any further disclosures we make in future public filings, statements and press releases.

Forward-looking statements in this prospectus include express or implied statements concerning our future revenues, expenditures, capital and funding requirements; the adequacy of our current cash and working capital to fund present and planned operations and financing needs; our proposed expansion of, and demand for, product offerings; the growth of our business and operations through acquisitions or otherwise; and future economic and other conditions both generally and in our specific geographic and product markets. These statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements due to a number of factors including, but not limited to, those set forth below in the section entitled “Risk Factors” in this prospectus, which you should carefully read. Given those risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. You should be prepared to accept any and all of the risks associated with purchasing any securities of our company, including the possible loss of all of your investment.

In this prospectus, unless otherwise specified, all references to “common shares” refer to the shares of our common shares in our capital stock.

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following discussion should be read together with the information contained in the unaudited condensed consolidated financial statements and related notes included in this prospectus.

Overview

Verde Bio Holdings, Inc. is a growing U.S. energy company based in Frisco, Texas.

Our Business Strategy and Products and Services

The Company is engaged in the investment of mineral and royalty rights in high-probability, lower risk onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic investment in nonoperating working interests and royalty interests with the goal of developing into a major company in the industry.

The Company is an oil and gas investment asset management firm focused on the acquisition and exploitation of upstream energy assets, specifically targeting mineral interests, royalty interests and non-operated working interests. The Company does not drill wells and does not operate wells.

The Company’s management team has a long-term track record of successfully growing and managing public companies as well as identifying and acquiring non-operated working interests and mineral and royalty interests throughout the prominent plays in the United States.

The Company’s goal is to purchase assets being operated by well-backed, top notch operators but are being overlooked by larger firms, thereby allowing the Company to aggregate and diversify its exposure to operators and geology within any particular play. Our investment targets are royalty interests in producing properties with steady cash flow and infill drilling opportunities, and non-operated working interests in proven oil/liquids plays alongside best-in-class operators. The Company’s management team has been successfully pursuing this investment strategy for many years and has played a pivotal role in the acquisition and divestiture of > $80 million deals to date.

Critical Accounting Policies

Our Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require that we make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. On an ongoing basis, we evaluate our estimates, including those related to valuation of the fair value of financial instruments, share based compensation arrangements and long-lived assets. These estimates are based on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates include the value of share-based payments. Amounts could materially change in the future.

Reverse Stock Split

On November 17, 2017, the Company effected a reverse stock split on a basis of 1 new common share for every 100 old common shares. Additionally, on February 14, 2020, the Company effected a reverse stock split on a basis of 1 new common share for every 100 old common shares. The impact of these reverse stock splits has been applied on a retroactive basis (collectively, the “Reverse Split”). All share and per-share amounts included herein have been restated to reflect the Reverse Split.

Results of Operations

For the years ended April 30, 2020 and 2019

During the years ended April 30, 2020 and 2019, the Company did not record any revenues, as the Company is still developing its business in the oil and gas industry.

During the year ended April 30, 2020, the Company recorded operating expenses of $259,217 compared with $37,081 for the year ended April 30, 2019.  The increase in operating expenses of $222,136 reflected an increase in general and administrative expenses of the payment of consulting fees of $100,789, an increase in management fees of $38,030 and an increase in professional fees of $93,505, offset by a bad debt recovery of $1,569 and a decrease in consulting fees of $8,619.   The increase in operating expenses corresponded with the costs and expenses associated with bringing the Company current in its filings and the shift to a new industry focus.

Net loss for the year ended April 30, 2020 was $1,575,407 as compared with $537,087 during the year ended April 30, 2019.  In addition to the increase in operating expenses, the Company recorded a $794,930 loss on the change in fair value of derivative liability relating to an increase in the cost of the beneficial conversion feature for convertible note holders, $231,658 in interest expense, and a loss on settlement of debt of $289,602 relating to the conversion of outstanding convertible notes payable during the year.  During the year ended April 30, 2019, the Company recorded a $158,657 loss on the change in fair value of derivative liability, $350,326 of interest and debt discount accretion expense, and $8,977 gain on settlement of debt.  The increase in the net loss during the current year was due largely to an increase in operating expenses and to a greater loss with regards to the change in the fair value of the derivative liability of $794,930 due to an increase in the amount of convertible notes payable outstanding and the increase in the volatility of the Company’s common shares which resulted in a higher spread between the Company’s share price and the exercise price of the convertible notes.

For the year ended April 30, 2020, the Company recorded a loss per share of $1.03 as compared with a loss per share of $0.53 per share for the year ended April 30, 2019.

Liquidity and Capital Resources

As of April 30, 2020, the Company's total asset balance was $1,631, compared to $23,752 for the year ended April 30, 2019.  The decrease in total assets was due to a decrease in cash of $22,121 as the Company had limited cash flows for its operations.

As of April 30, 2020, the Company had total liabilities of $3,136,509 compared with total liabilities of $2,030,459 as at April 30, 2019. The increase in total liabilities was due to an increase in convertible debt in the amount of $131,935, an increase in derivative liability of $524,979, an increase in amounts due to related parties of $19,056, and convertible preferred Series B Stock liability of $583,000, offset by a decrease in notes payable of $990 and a decrease in accounts payable and accrued liabilities of $151,930 as the Company had limited cash flows for day-to-day expenditures.

As of April 30, 2020, the Company had a working capital deficit of $3,134,878 compared with $2,006,707 as of April 30, 2019.  The increase in working capital deficit was due to an increase in convertible debt in the amount of $131,935, an increase in derivative liability of $524,979 due to the increase in the fair value of the beneficial conversion features held by the Company’s convertible note holders, an increase in amounts due to related parties of $19,056, and convertible preferred Series B Stock liability of $583,000.

We could potentially use our available financial resources sooner than we currently expect, and we may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to us on acceptable terms or at all. In addition, although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Cash Flows

During the year ended April 30, 2020, the Company used $177,751 of cash for operating activities compared with $16,377 of cash for operating activities during the year ended April 30, 2019. The increase was due to an increase in the loss on change in fair value of derivative liability in the amount of $636,273, loss on the settlement of debt of $298,579, preferred shares issued for consulting fees of $33,000 and original issue discount of $21,563 and is offset by a decrease in default and conversion fees of $2,833, interest and penalties accrued on convertible debt payments of $108,824 and amortization of discount on convertible debt of $71,647.

During the twelve months ended April 30, 2020 and 2019, the Company did not have any investing activities.

During the twelve months ended April 30, 2020, the Company received $155,630 of cash from financing activities consisting of $155,630 from the issuance of convertible debentures compared to $30,000 received during the twelve months ended April 30, 2019.

Future Financings

We will continue to rely on equity sales of our Common Shares in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to existing stockholders.  There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. At April 30, 2020, the Company has not recognized significant revenue, has a working capital deficit of $3,134,878, and has an accumulated deficit of $7,521,745. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern  The financial statements included in this Form S-1 does not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements.  In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances.  Actual results could differ from those estimates made by management.

Off Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued and Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DESCRIPTION OF BUSINESS

Corporate History

The Company was incorporated in the State of Nevada on February 24, 2010, under the name Appiphany Technologies Holdings Corp. On May 1, 2010, we entered into a Share Exchange Agreement (the “SEA”) with Appiphany Technologies Corp. (“ATC”), a company incorporated in British Columbia, Canada in June 2009, pursuant to which we acquired all of the issued and outstanding shares of ATC in exchange for 15,000 shares of the Company's common stock.  On January 14, 2016, we acquired certain assets and accounts from Media Convergence Group, LLC in exchange for 200,000 shares of the Company's common stock.

ATC commenced operations as a diversified technology company in June of 2009.  The business model later refocused to a global brand protection company. This business model encompassed all areas of protecting "Intellectual Property" of global brand owners through Risk Management, Technology Innovation and Strategic Supply Chain Strategies and focuses on the management and delivery of cost-effective, collaborative and creative strategies to protect the assets of global brands.

On March 9, 2020, we changed our name to Verde Bio Holdings, Inc. Currently, the Company is in the business of oil and gas investment.

Our Present Business

The Company is a growing U.S. energy company based in Frisco, Texas, engaged in the acquisition and development of high-probability, lower risk onshore oil and gas interests within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of non-operating, working interests and royalty interests with the goal of developing into a major company in the industry. Through this strategy of acquisition of royalty and non-operating properties, the Company has the unique ability to rely on the technical and scientific expertise of the world-class E&P companies operating in the area.

Competition

There are many businesses engaged in the acquisition of oil and gas properties. There can be no assurance that other parties will not seek to emulate our business methods and practices. Many of those companies can be expected to have greater financial and management expertise than the Company. If such competitors arise, it could have a serious adverse effect on the Company.

Revenue Generation

We intend to generate revenue by acquiring distressed owners’ assets that are operated by well-backed, top notch operators that are largely overlooked by larger firms.

Operations

Our company is headquartered in Frisco, Texas, where our executive, administrative and operational management are based.

Our Market

Advances in horizontal drilling and hydraulic fracturing have opened up vast amounts of acreage for domestic and oil and gas production. This has resulted in millions of mineral acres becoming potential target acquisitions.

Intellectual Property

We do not have any proprietary technology, know-how or intellectual property.

Dependence on Key Customers

We do not expect to be dependent on any key customers.

Federal Regulation and Our Business

The oil and gas business is subject to extensive governmental regulation under which, among other things, rates of production from our wells may be fixed. Governmental regulation also may limit or otherwise affect the market for wells’ production and the price which may be paid for that production. Governmental regulations relating to environmental matters could also affect our operations. The nature and extent of various regulations, the nature of other political developments and their overall effect upon us are not predictable. While we do not intend to drill or operate wells, we may be irreparably harmed by a change in enforcement by the federal government

Employees

We currently operate with 1 full time employees and no part time employees. We also engage consultants on an as-needed-basis to provide specific expertise and other business functions. None of our employees or consultants are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relations with our employees and consultants are excellent.

Seasonality of Business

There is no seasonality with respect to our business or major fluctuations in monthly demand.

Environmental Matters

The exploration, development, and production of oil and gas is subject to various federal and state laws and regulations to protect the environment. Various states and governmental agencies are considering, and some have adopted, laws and regulations regarding environmental control which could adversely affect our business. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the cost of oil and gas development and production.

Price Control and Possible Energy Legislation.

There are currently no federal price controls on oil or gas production so that sales of oil or gas from our operators can be made at uncontrolled market prices. However, there can be no assurance that Congress will not enact controls at any time. No prediction can be made as to what additional energy legislation may be proposed, if any, nor which bills may be enacted nor when any such bills, if enacted, would become effective.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR OUR COMMON STOCK

Our Common Stock is currently quoted on OTCQB under the symbol “VBHI”, however it is not listed on any stock exchange, and there is currently limited trading in our securities.

DIRECTORS AND EXECUTIVE OFFICERS

All directors of our company hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

The following table sets forth certain information for the proposed incoming directors and incoming officers after the forthcoming change in officers and directors.

Name	Age	Position	Since
Scott Cox	48	Director, Chief Executive Officer, Secretary	(1)

(1) Mr. Cox was appointed as Chief Executive Officer and Secretary effective November 22, 2019 and as the sole director effective January 6, 2020.  Prior to the appointment of Mr. Cox, Rob Sargent served as President, CEO, CFO and a director of the Company since October 13, 2014

The board of directors has no nominating, audit or compensation committee at this time.

Business Experience

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed:

Scott Cox- Director, Chief Executive Officer - Mr. Cox has over 20 years of experience in the management and operations of public and private companies. Most recently, Scott served as the President and COO of NewBridge Global Ventures, Inc, (OTC: NBGV) from October 2017 to September 2018, where he led a transition into the legal cannabis space and successful reverse merger with a family owned consortium of companies. Since October 2015, Mr. Cox has served as a Principal in Basin Capital, Inc., a private family office focused on the acquisition and divestiture of oil and gas properties and various entrepreneurial ventures. Prior to Basin Capital, from July 2013 to October 2015, Mr. Cox served as Vice President of Land for Breitling Energy Corporation (OTC: BECC) where he was instrumental in acquiring over $20 million in producing and non-producing oil and gas properties. Prior to that he served as Director of Operations for Frontier Oilfield Services, Inc from September 2012 where he helped lead a public company acquisition and roll-up of 2 privately owned oilfield service companies. Mr. Cox attended Eastern New Mexico University where he studied Business Administration.

Terms of Office

The Company’s director was appointed on January 6, 2020, to serve a one-year term and to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s Bylaws (“Bylaws”) and the provisions of the Nevada Revised Statutes. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or are removed in accordance with the Company’s Bylaws and the provisions of the Nevada Revised Statutes.

The Company’s officers will hold office until removed by the Board of Directors in accordance with the Company’s Bylaws and the provisions of the Nevada Revised Statutes.

Director Independence

There are no family relationships among any of our directors or executive officers.

During the past ten years, no director, executive officer, promoter or control person of the Company has been involved in the following:

(1)A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.Engaging in any type of business practice; or

iii.Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5)Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.Any Federal or State securities or commodities law or regulation; or

ii.Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

(8)Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Meetings and Committees of the Board

The Company does not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors. All current members of the Board of Directors lack sufficient financial expertise for overseeing financial reporting responsibilities.  The Company has not yet employed an audit committee financial expert on its Board due to the inability to attract such a person.

The Company intends to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee's duties will be to recommend to the Company's board of directors the engagement of an independent registered public accounting firm to audit the Company's financial statements and to review the Company's accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of the Company's board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of Director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment. While we seek a diversity of experience, viewpoints and backgrounds on the Board, we have not established a formal policy regarding diversity in identifying directors.

Code of Ethics

Our Board of Directors has not adopted a code of ethics due to the fact that we presently only have one director who also serves as the sole executive officer of the Company and the Board of Directors chose not to reduce to writing standards designed to deter wrongdoing and promote honest and ethical conduct. The Board of Directors believes that the Company's small size and the limited number of personnel who are responsible for its operations make a formal Code of Ethics unnecessary. We anticipate that we will adopt a code of ethics when we increase either the number of our directors and officers or the number of our employees.

Nomination of Directors

As of April 30, 2020, we had not effected any material changes to the procedures by which our stockholders may recommend nominees to our board of directors. Our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our stockholders. Our board of directors has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when our board considers a nominee for a position on our board of directors. If stockholders wish to recommend candidates directly to our board, they may do so by sending communications to the president of our Company at the address of our executive offices.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended April 30, 2019, and the representations made by the reporting persons to us, we believe that during the year ended April 30, 2019, our executive officers and directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers during the twelve-month periods ended April 30, 2020 and 2019:

Person	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Comp ($)	All Other Comp ($)	Total ($)
Rob Sargent (1)	2019	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-
Scott Cox (2)	2019	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-

(1)Mr. Sargent served as the President, CEO, CFO, Secretary and Treasurer until November 22, 2019 and Director until January 6, 2020.

(2)Mr. Cox was appointed as President and CEO on November 22, 2019 and as sole Director as of January 6, 2020.

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of the years ended April 30, 2019 or April 30, 2020.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Our directors receive no extra compensation for their service on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company's outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

On May 26, 2020, the Company issued 20,000,000 shares of its common stock to Scott Cox, the Company’s Director and Chief Executive Officer in exchange for services rendered on behalf of the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

·Disclosing such transactions in reports where required;

·Disclosing in any and all filings with the SEC, where required;

·Obtaining disinterested directors’ consent; and

·Obtaining shareholder consent where required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock and preferred stock owned beneficially as of August 20, 2020 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock and preferred stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.  As of August 20, 2020, we had 42,459,078 shares of common stock and 500,000 shares of convertible Series A preferred stock issued and outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)

Common Stock	Scott Cox	20,000,000	48.47%

Common Stock	All Officers and Directors as a Group (1 Person)	20,000,000	48.47%

Series A Preferred Stock	Scott Cox	500,000	100%

Series A Preferred Stock	All Officers and Directors as a Group Stock (1 Person)	500,000	100%

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Based on 42,459,078 issued and outstanding shares of common stock and 500,000 shares of Series A Preferred stock as of August 19, 2020.

(3)Effective November 22, 2019, Scott Cox purchased the 500,000 shares of Series A Preferred Stock from Rob Sargent and became the Chief Executive Officer of the Company.  These shares are now held by Scott Cox and Scott Cox is the sole officer and director of the Company.  On May 22, 2020, the Company issued Mr. Cox 20,000,000 shares of common stock as compensation.

Changes in Control

On February 19, 2019, Mr. Sargent entered into a Stock Purchase Agreement to sell his shares of Series A Preferred Stock to Scott Cox.  The sale was closed on November 22, 2019.  In connection with the sale, Mr. Cox was appointed as the Company’s Chief Executive Officer and Secretary, as well as the Company’s sole Director.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 38,317,547 shares of our common stock by the Selling Stockholders and the possible resale by GHS, of up to $5,000,000 in shares of common stock that may be issued to GHS pursuant to the Finance Agreement at a price equal to 80% of the “Market Price” subject to a floor price of $0.04. The “Market Price” is defined as the lowest traded price (the “LTD”) on the principal trading platform for the Common Stock, as reported by OTC Markets Group, Inc. (“OTC Markets”), for the ten consecutive trading days immediately preceding the closing date (each, a “Closing Date”) associated with the applicable Put Notice (the “Valuation Period”). GHS’s obligation to purchase shares is subject to customary closing conditions, including without limitation a requirement that this registration statement registering the resale by GHS of the shares to be issued under the Financing Agreement remain effective. The Financing Agreement also contains covenants, representations and warranties by us and GHS that are typical for transactions of this type, including customary mutual indemnification rights.  The issuance to GHS is subject to an ownership limitation of 4.99% at any given time. We are filing the registration statement, of which this prospectus forms a part, pursuant to the provisions of the agreements executed in connection with GHS’s agreement to purchase the shares.

Pursuant to the Registration Rights Agreement, which we entered into with GHS dated May 28, 2020 concurrently with our execution of the Finance Agreement, we agreed to provide certain registration rights with respect to sales by GHS of the shares of our common stock that may be issued to GHS under the Finance Agreement.

GHS, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to them. GHS may sell some, all or none of their shares. We do not know how long GHS will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with GHS regarding the sale of any of the shares.

The following table presents information regarding the Selling Stockholders and GHS and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders and GHS and reflects their holdings as of August 20, 2020. Except as described herein, neither none of the Selling Stockholders, GHS nor any of their respective affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. References to any Selling Stockholders or GHS in this prospectus includes such persons and any of their respective donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from such persons as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 42,459,078 shares of our common stock actually outstanding as of August 20, 2020.

Selling Stockholder Table

Name(1)	Securities Beneficially Owned Prior to Offering	% Beneficial Ownership Before Offering(2)	Securities Being Offered	Securities Beneficially Owned After Offering (2)	% Beneficial Ownership After Offering
Media Convergence Group	1,950	(4)	1,950	0	0%
Auctus Fund LLC	1,313,800	3.18%	1,313,800	0	0%
Robert John Sargent	1,038	(4)	1,038	0	0%
Redchip Companies Inc	255	(4)	255	0	0%
Michael Kestenberg	90	(4)	90	0	0%
Wayne Lipkus	90	(4)	90	0	0%
Lorne Lipkus	90	(4)	90	0	0%
Daniel Ovadia	90	(4)	90	0	0%
Alan Siegal	90	(4)	90	0	0%
Stockvest	50	(4)	50	0	0%
Jesse Keller	3	(4)	3	0	0%
Jonas Klippenstein	1	(4)	1	0	0%
Mark T. Mersman (5)	1,000,000	2.42%	1,000,000	0	0%
Donald Cox and Janece Cox JWROS (5)	1,000,000	2.42%	1,000,000	0	0%
J. Martin Tate (5)	500,000	1.21%	500,000	0	0%
Donald C. Strein and Dawn Strein JWROS (5)	2,000,000	4.85%	2,000,000	0	0%
Scott A. Cox (5)(6)	20,000,000	48.47%	20,000,000	0	0%
BK Cook Family Limited Partnership(7)	10,000,000	24.24%	10,000,000	0	0%
Baobab Asset Management, LLC	1,000,000	2.42%	1,000,000	0	0%
Frank D. Berry	250,000	(4)	250,000	0	0%
Keith and Leslie Wright JWROS	750,000	1.82%	750,000	0	0%
Mary Read	500,000	1.21%	500,000	0	0%

(1)The address of the security holder is the Company’s address

(2)Based on 42,459,078 shares of our common stock as of August 20, 2020.  Although we may at our discretion elect to sell and issue to GHS up to an aggregate amount of $5 million of our common stock under the Finance Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(3)Assumes that all of the shares offered hereby are resold and that shares owned before the offering but not offered hereby are not sold

(4)Less than 0.001%

(5)Granted as compensation for services

(6)Chief Executive Officer and Director

(7)Granted as payment for purchase of mineral rights.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus (“Registration Shares”) to permit the Selling Stockholders and GHS to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Registration Shares offered by this prospectus. The aggregate proceeds to the Selling Stockholders and GHS from the sale of the Registration Shares will be the purchase price of the shares less any discounts and commissions.

GHS is an “underwriter” within the meaning of the Securities Act. GHS and any of its respective pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders and GHS may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Stockholders or GHS to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders and GHS each have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if such person deems the purchase price to be unsatisfactory at any particular time.

In connection with these sales, the each of the Selling Stockholders and GHS may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Broker dealers engaged by any of Selling Stockholders or GHS may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders or GHS (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. We have been informed by the Selling Stockholders that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The Selling Stockholders or GHS may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of shares from certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify GHS and each person who participates in an offering against certain civil liabilities, including certain liabilities under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder or GHS and any underwriter, broker-dealer or agent regarding the sale of the shares by the Selling Stockholders or GHS. Upon our notification by a Selling Stockholder or GHS that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a post-effective amendment to this registration statement, disclosing certain material information, including the number of shares being offered, the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

GHS is an “underwriter,” and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters,” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders, GHS and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders, GHS or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholders or GHS will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

We have agreed with GHS to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. GHS is advised to ensure that any brokers, dealers or agents effecting transactions on behalf of GHS are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $40,000. The estimated offering expenses consist of: an SEC registration fee of $1,047, accounting fees of $7,500, legal fees of $30,000 and miscellaneous expenses of $1,453. We will not receive any proceeds from the sale of any of the shares of common stock by GHS or the Selling Stockholders.

Since each of the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or single coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholders.

We agreed to keep this prospectus and the registration statement which this prospectus forms a part effective until the earlier to occur of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all the Resale Shares, to the extent the Selling Stockholders have distributed the Resale Shares to its respective shareholders, by its respective shareholders, without volume or manner of sale restrictions during a six month period without registration (ii) all of the Resale Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by any person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Blue Sky Restrictions on Resale

If GHS or any Selling Stockholders wants to sell shares of our common stock under this registration statement in the United States, such person will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.

Any person who purchases shares of our common stock from GHS or a Selling Stockholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and GHS indicates in which state(s) they desire to sell their shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue up to 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 42,459,078 shares of common stock, 500,000 shares of Series A preferred stock and 530,000 shares of Series B preferred stock are currently issued and outstanding as of August 20, 2020.

Common Stock

The holders of outstanding shares of common stock are entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.  The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, par value $0.001 per share.  Shares of preferred stock may be may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock.

Convertible Preferred Series A stock

On April 18, 2017, the Company designated 500,000 shares of preferred stock as Series A. The holders of Series A preferred shares are entitled to receive dividends equal to the amount of the dividend or distribution per share of common stock payable multiplied by the number of shares of common stock the shares of Series A preferred shares held by such holder are convertible into. Each Series A preferred shares is convertible at a factor of 10,000 Series A preferred shares for one common share.  Each holder of Series A preferred shares is entitled to cast 10,000 votes for every one Series A preferred share held.

Convertible Preferred Series B stock

On June 13, 2019, the Company designated 1,000,000 shares of preferred stock as Series B. The holders of Series B preferred shares are not entitled to receive dividends except as may be declared by the Board at its sole and absolute discretion. Each Series B preferred share is convertible into common shares according to the following formula: the Stated Value of $1.10 per share of Series B preferred stock divided by the closing price of the Common Stock on the day prior to the conversion. Holders of Series B preferred stock shall not have voting rights.

On June 17, 2019, the Company issued 530,000 shares of Series B preferred stock, at a value of $583,000 based on the stated value of $1.10 per share, in exchange for the settlement of accounts payable of $266,523, notes payable of $990, accrued interest of $535, management fees of $33,000. The transaction resulted in a loss on settlement of debt of $281,952.  Because the Series B shares represent an unconditional obligation that the Company must or may settle in a variable number of its equity shares and the monetary value of the obligation is predominantly based on a fixed monetary amount ($1.10 worth of common stock), the 530,000 shares with a balance of $583,000 is recorded as a liability on the balance sheet.

Additional series of shares of Preferred Stock may be issued and: (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices as determine by the Board of Directors; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at  such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

The current issued and future series of preferred stock could be deemed to adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock by:

 • Restricting dividends on the common stock;

 • Diluting the voting power of the common stock;

 • Impairing the liquidation rights of the common stock; or

 • Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our amended and restated charter or bylaws would delay, defer or prevent a change in control.

Warrants and Options

There are no warrants and options outstanding.

Governing Documents that May Have an Antitakeover Effect

Certain provisions of our Articles of Incorporation, as amended, the Certificate of Designations for the Series of Preferred Stock and our Bylaws (as amended, the “Bylaws”), could discourage or make it more difficult to accomplish a proxy contest, change in our management or the acquisition of control by a holder of a substantial amount of our voting stock.

Our Articles of Incorporation provides that our Board has the authority to issue additional series of preferred stock and fix such designations, powers, preferences and rights and the qualifications thereof without further vote by our stockholders. Preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Action Stock Transfer, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121.Registration Rights.

Registration Rights

In connection with the Finance Agreement with GHS, we are required to file with the SEC this registration statement on Form S-1 registering the shares of our common stock issuable to GHS. We have agreed to use reasonable best efforts to maintain the effectiveness of the registration statement, of which this prospectus is part, until the earlier of (i) the date as of which GHS may sell all of our common stock that it owns pursuant to the Finance Agreement without restriction pursuant to Rule 144 of the 1933 Act; and (ii) the date on which GHS shall have sold the maximum amount of our common stock issuable to GHS under the Finance Agreement. We cannot assure you that we will be able to keep this registration statement continuously effective for the required period.

Market Information

Our common stock price is quoted on the OTCQB market under the symbol “VBHI”.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

Our Articles of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted under the Nevada Revised Statutes. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Nevada law.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered or intend to enter into indemnification agreements with each of our directors, officers and certain other employees prior to the consummation of the Share Exchange. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. This description of the limitation of liability and indemnification provisions of our certificate of incorporation, of our bylaws and of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this Report.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

LEGAL MATTERS

The validity of the shares being offered hereby has been passed upon by the law firm of Carman Lehnhof Israelsen, LLP, Salt Lake City, Utah.

EXPERTS

The audited consolidated financial statements of the Company as of April 30, 2020 and 2019 included in this prospectus have been audited by Sadler, Gibb & Associates, LLC, who is an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

NTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. You can also request copies of such documents, free of charge, by contacting the company at 801-362-2115.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

TABLE OF CONTENTS

Consolidated Financial Statements

For the Years Ended April 30, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Verde Bio Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Verde Bio Holdings, Inc. (formerly Appiphany Technologies Holdings Corp) (“the Company”) as of April 30, 2020 and 2019, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended April 30, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended April 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit and an accumulated deficit from recurring losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2012.

Salt Lake City, UT

July 30, 2020

VERDE BIO HOLDINGS INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Consolidated Balance Sheets

(Expressed in US dollars)

	April 30, 2020 $	April 30, 2019 $

ASSETS

Current Assets

Cash	1,631	23,752

Total Assets	1,631	23,752

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	333,034	484,964
Due to related parties	19,056	–
Convertible debenture, net of unamortized discount of $95,057 and $36,000, respectively	564,725	432,790
Notes payable	31,126	32,116
Derivative liability	1,605,568	1,080,589
Convertible preferred Series B stock liability	583,000	–

Total Liabilities	3,136,509	2,030,459

STOCKHOLDERS’ DEFICIT

Preferred stock - 10,000,000 authorized shares with a par value of $0.001 per share Convertible Preferred Series A: Issued and outstanding: 500,000 shares	500	500

Common stock –5,000,000,000 authorized shares with a par value of $0.001 per share issued and outstanding: 1,829,867 and 1,074,255 shares, respectively	1,830	1,074

Additional paid-in capital	4,384,537	3,938,057

Accumulated deficit	(7,521,745)	(5,946,338)

Total Stockholders’ Deficit	(3,134,878)	(2,006,707)

Total Liabilities and Stockholders’ Deficit	1,631	23,752

(The accompanying notes are an integral part of these consolidated financial statements)

VERDE BIO HOLDINGS INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Consolidated Statements of Operations

(Expressed in US dollars)

	Year ended April 30, 2020 $	Year ended April 30, 2019 $

Operating Expenses

(Recovery) bad debt	(1,569)	–
Consulting fees	–	8,619
General and administrative	114,803	14,014
Management fees	38,030	–
Professional fees	107,953	14,448

Total Operating Expenses	259,217	37,081

Net Operating Loss	(259,217)	(37,081)

Other Income (Expenses)

Loss on change in fair value of derivative liability	(794,930)	(158,657)
Interest expense	(231,658)	(350,326)
(Loss) gain on settlement of debt	(289,602)	8,977

Total Other Expenses	(1,316,190)	(500,006)

Net Loss	(1,575,407)	(537,087)
Net Loss Per Share, Basic and Diluted	(1.03)	(0.53)
Weighted Average Shares Outstanding – Basic and Diluted	1,533,316	1,018,128

(The accompanying notes are an integral part of these consolidated financial statements)

VERDE BIO HOLDINGS INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Consolidated Statement of Stockholder’s Deficit

(Expressed in US dollars)

					Additional
	Preferred Stock Series A		Common Stock		Paid-in	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total
	#	$	#	$	$	$	$

Balance – April 30, 2018	500,000	500	628,664	628	3,883,787	(5,409,251)	(1,524,336)

Shares issued upon conversion of notes payable	–	–	445,591	446	54,270	–	54,716

Net loss	–	–	–	–	–	(537,087)	(537,087)

Balance – April 30, 2019	500,000	500	1,074,255	1,074	3,938,057	(5,946,338)	(2,006,707)

Shares issued upon conversion of notes payable	–	–	755,612	756	308,973	–	309,729

Beneficial conversion feature on convertible debt	–	–	–	–	137,507	–	137,507

Net loss	–	–	–	–	–	(1,575,407)	(1,575,407)

Balance – April 30, 2020	500,000	500	1,829,867	1,830	4,384,537	(7,521,745)	(3,134,878)

(The accompanying notes are an integral part of these consolidated financial statements)

VERDE BIO HOLDINGS INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Consolidated Statements of Cash Flows

(Expressed in US dollars)

	Year ended April 30, 2020 $	Year ended April 30, 2019 $

Operating Activities

Net Loss	(1,575,407)	(537,087)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of discount on convertible debt payable	78,451	150,098
Loss on change in fair value of derivative liability	794,930	158,657
Interest and penalties accrued on convertible debt payable	21,995	130,819
Loss (gain) on settlement of debt	289,602	(8,977)
Preferred shares issued for consulting fees	33,000	–
Default and conversion fees	3,000	5,833
Original issue discount	21,563	6,000

Changes in operating assets and liabilities:

Accounts receivable	–	5,051
Prepaid expense	–	8,619
Accounts payable and accrued liabilities	136,059	64,610
Due to related parties	19,056	–

Net Cash Used In Operating Activities	(177,751)	(16,377)

Financing Activities

Proceeds from convertible debenture	155,630	30,000

Net Cash Provided by Financing Activities	155,630	30,000

Increase (decrease) in Cash	(22,121)	13,623

Cash – Beginning of Period	23,752	10,129

Cash – End of Period	1,631	23,752

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

Non-cash investing and financing activities

Beneficial conversion feature	137,507	–
Common stock issued for conversion of convertible debentures	309,729	54,716
Series B preferred shares issued for settlement of accounts and notes payable	550,000	–

(The accompanying notes are an integral part of these consolidated financial statements)

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

1.Nature of Operations and Continuance of Business

Verde Bio Holdings Inc. (formerly Appiphany Technologies Holdings Corp.) (“The Company”) was incorporated in the State of Nevada on February 24, 2010. On May 1, 2010, the Company entered into a share exchange agreement with Appiphany Technologies Corporation (“ATC”) to acquire all of the outstanding common shares of ATC in exchange for 1,500,000 common shares of the Company.  As the acquisition involved companies under common control, the acquisition was accounted for in accordance with ASC 805-50, Business Combinations – Related Issues, and the consolidated financial statements reflect the accounts of the Company and ATC since inception. On November 18, 2015, ATC was dissolved. Currently, the Company is in the business of oil and gas exploration and investment.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at April 30, 2020, the Company has not recognized significant revenue, has a working capital deficit of $3,134,878, and has an accumulated deficit of $7,521,745. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. The Company will continue to rely on equity sales of its common shares in order to continue to fund business operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the date these financial statements are issued.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the US and global economies, disruptions of financial markets, and created uncertainty regarding potential impacts to the Company’s operations. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to the duration, spread, severity, and impact of the COVID-19 pandemic, the effects of the COVID-19 pandemic on the Company’s suppliers and vendors and the remedial actions and stimulus measures adopted by local and federal governments, and to what extent normal economic and operating conditions can resume. The management team is closely following the progression of COVID-19 and its potential impact on the Company.  Even after the COVID-19 pandemic has subsided, the Company may experience adverse impacts to its business as a result of any economic recession or depression that has occurred or may occur in the future; therefore, the Company cannot reasonably estimate the impact at this time on our business, liquidity, capital resources and financial results.

2.Summary of Significant Accounting Policies

(a)Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars. The consolidated financial statements are comprised of the records of the Company and its wholly owned subsidiaries, IP Risk Control Inc., a company incorporated in the State of Nevada. All intercompany transactions have been eliminated on consolidation. The Company’s fiscal year end is April 30.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

2.Summary of Significant Accounting Policies (continued)

(b)Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair value and estimated useful life of long-lived assets, fair value of convertible debentures, derivative liabilities, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c)Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at April 30, 2020 and 2019, the Company had no items representing cash equivalents.

(d)Accounts Receivable

Accounts receivable represents amounts owed from customers for services. Amounts are presented net of the allowance for doubtful accounts, which represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines allowance for doubtful accounts based upon historical experience and current economic conditions.  The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis.

(e)Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of April 30, 2020, the Company had 39,994,463 (2019 –14,502,891) potentially dilutive common shares outstanding.

(f)   Fair Value Measurements

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by U.S. generally accepted accounting principles. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets;

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

2.Summary of Significant Accounting Policies (continued)

(f) Fair Value Measurements (continued)

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments consist principally of cash, accounts payable and accrued liabilities, notes payable, convertible debentures and amounts due to related parties. The fair value of cash is determined based on Level 1 inputs. There were no transfers into or out of “Level 3” during the years ended April 30, 2020, and 2019. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following table presents assets and liabilities that are measured and recognized at fair value as of April 30, 2020 and 2019 on a recurring basis:

April 30, 2020

Description	Level 1 $	Level 2 $	Level 3 $	Total Gains and (Losses) $
Derivative liability	-	-	(1,605,568)	(794,930)

April 30, 2019

Description	Level 1 $	Level 2 $	Level 3 $	Total Gains and (Losses) $
Derivative liability	-	-	(1,080,589)	(158,657)

(i)Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires company to estimate the fair value of share-based awards on the date of grant using an option-pricing model.  The Company uses the Black-Scholes option pricing model as its method of determining fair value.  This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables.  These subjective variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviours.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

2.  Summary of Significant Accounting Policies (continued)

(j)Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized.

As of April 30, 2020, and 2019, the Company did not have any amounts recorded pertaining to uncertain tax positions.

The Company files federal and provincial income tax returns in Canada and federal, state and local income tax returns in the U.S., as applicable. The Company may be subject to a reassessment of federal and provincial income taxes by Canadian tax authorities for a period of three years from the date of the original notice of assessment in respect of any particular taxation year. For Canadian and U.S. income tax returns, the open taxation years range from 2016 to 2020. In certain circumstances, the U.S. federal statute of limitations can reach beyond the standard three-year period. U.S. state statutes of limitations for income tax assessment vary from state to state. Tax authorities of Canada and U.S. have not examined any of the Company’s, or its subsidiaries’, income tax returns for the open taxation years noted above.

(k)Recent Accounting Pronouncements

In February 2016, Topic 842, Leases was issued to replace the leases requirements in Topic 840, Leases. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term.

The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. Earlier application is permitted. The Company adopted the standard on May 1, 2019. The adoption of this standard did not have a material impact on the Company´s consolidated financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.Related Party Transactions

During the year ended April 30, 2020, the Company incurred $33,000 (2019 - $nil) in management fees to the former President and Director of the Company, which was paid in Convertible Preferred Series B shares (see Note 7).

As at April 30, 2020, the Company owed the President and Director of the Company $19,056 (2019 - $nil). The amount is non-interest bearing and due on demand.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

4. Notes Payable

(a) As at April 30, 2020, the Company owed $3,626 (2019 - $4,616) in notes payable to non-related parties. Under the terms of the notes, the amounts are unsecured, bear interest at 6% per annum, and were due on July 31, 2016. The notes bear a default interest rate of 18% per annum.

(b)As at April 30, 2020, the Company owed $10,000 (2019 –$10,000) in a note payable to a non-related party. Under the terms of the note, the amount is unsecured, bears interest at 5% per annum, and was due on June 6, 2017. The note bears a default interest rate of 12% per annum.

(c)As at April 30, 2020, the Company owed $2,500 (2019 –$2,500) in a note payable to a non-related party. Under the terms of the note, the amount is unsecured, bears interest at 5% per annum, and was due on February 1, 2018. The note bears a default interest rate of 12% per annum.

(d)As at April 30, 2020, the Company owed $15,000 (2019 –$15,000) in a note payable to a non-related party. The note payable was issued as a commitment fee and was recorded to additional paid-in capital during the year ended April 30, 2017. Under the terms of the note, the amount is unsecured, bears interest at 8% per annum, and was due on September 15, 2017. The note bears a default interest rate of 20% per annum.

5.Convertible Debentures

(a)On February 13, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $105,000. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $94,500. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and was due on November 13, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 60% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note. In the event of default, the conversion price decreases to 50% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note and the interest rate increases to 20%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $1,020) in penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $105,000, of which $20,000 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $105,000. As at April 30, 2020, the loan was in default, the carrying value of the note was $8,990 (2019 - $8,990), and the unamortized total discount was $nil (2018 - $nil).

(b)On February 24, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $33,000. Under the terms of the debenture, the amount is unsecured, bears interest at 12% per annum pre-default and 20% per annum thereafter, and was due on November 30, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 58% of the average of the lowest two trading prices of the Company’s common stock of the fifteen prior trading days immediately preceding the issuance of the note. During the year ended April 30, 2020, the Company incurred a $nil (2019 - $38,965) default fee on the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging. As at April 30, 2020, the loan was in default, the carrying value of the note was $93,965 (2019 - $93,965).

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.Convertible Debentures (continued)

(c)On May 9, 2017, the Company issued a convertible debenture, to a non-related party, totaling $36,450. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and was due on February 9, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to 60% of the lowest trading price of the Company’s common stock of the past ten trading days prior to notice of conversion. In the event of default the conversion price decreases to 50% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note and the interest rate increases to 20%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $27,902) in penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $36,450, of which $6,450 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $36,450. As at April 30, 2020, the loan was in default and the carrying value of the note was $64,352 (2019 - $64,352).

(d)On June 28, 2017, the Company issued a convertible debenture, to a non-related party, totaling $57,250. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price and proceeds received was $49,500. Under the terms of the debenture, the amount is unsecured, bears interest at 12% per annum, and was due on March 28, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 50% of the lowest trading price of the Company’s common stock of the past twenty-five trading days prior to notice of conversion or the issuance of the note. In the event of default the interest rate increases to 24%.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $57,250, of which $7,750 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $57,250. During the year ended April 30, 2020, the Company issued 417,948 shares of common stock for the conversion of $18,044 of accrued interest and $3,000 of conversion fees and finance costs. During the year ended April 30, 2019, the Company issued 167,930 shares of common stock for the conversion of $1,569 of the note and $2,712 of accrued interest and $2,500 of conversion fees and finance costs. As at April 30, 2020, the loan was in default and the carrying value of the note was $55,341 (2019 - $55,341).

(e)On July 19, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $33,333. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $28,000. Under the terms of the debenture, the amount is unsecured, bears interest at 12% per annum, and was due on July 19, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading price of the Company’s common stock of the past twenty-five trading days prior to notice of conversion or the issuance of the note. In the event of default the interest rate increases to 24%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $854) in penalties that were added to the principal balance of the note.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.  Convertible Debentures (continued)

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $33,333, of which $5,333 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $33,333.

During the year ended April 30, 2020, the Company issued 337,664 shares of common stock for the conversion of $8,196 of the note and $3,212 of accrued interest. During the year ended April 30, 2019, the Company issued 277,661 shares of common stock for the conversion of $13,196 of the note and $1,395 of accrued interest. As at April 30, 2019, the loan was in default, the carrying value of the note was $1,202 (2019 - $9,398), and the unamortized total discount was $nil (2019 - $nil).

Included in the convertible debenture agreement is a $30,000 collateralized secured promissory note and a $33,333 back end note (with the same terms as the convertible debenture mentioned above).  As of April 30, 2020, and at the date of filing, no proceeds have been received on the collateralized secured promissory note or the back-end note.

(f)On October 4, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $36,000, which was the first tranche of a convertible debenture totaling $102,000 (“the October 4, 2017 Agreement”). Pursuant to this agreement, the note was issued with an original issue discount and as such the purchase price was $25,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and was due on July 9, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 50% of the lowest trading price of the Company’s common stock of the past ten trading days prior to notice of conversion or the issuance of the note. In the event of default, the conversion price decreases to 40% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note and the interest rate increases to 20%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $21,910) in penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $36,000, of which $11,000 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $36,000. As at April 30, 2020, the loan was in default, the carrying value of the note was $57,910 (2019 - $57,910), and the unamortized total discount was $nil (2019 - $nil).

(g)On September 28, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $33,333. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $25,500. Under the terms of the debenture, the amount is unsecured, bears interest at 12% per annum, and was due on September 28, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 50% of the lowest trading price of the Company’s common stock of the past twenty-five trading days prior to notice of conversion or the issuance of the note. In the event of default there is a penalty of 10% of the principal balance of the outstanding note and the interest rate increases to 24%.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.  Convertible Debentures (continued)

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $33,333, of which $7,833 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $33,333. During the year ended April 30, 2020, the Company recorded a $nil (2019 - $3,333) principal penalty. As at April 30, 2020, the loan was in default, the carrying value of the note was $36,666 (2019 - $36,666), and the unamortized total discount was $nil (2019 - $nil).

Included in the convertible debenture agreement is a back end note for up to $33,333 (with the same amount of proceeds, original issue discount, maturity date, interest rate and conversion terms as the convertible debenture mentioned above).  As of April 30, 2020, and at the date of filing, no proceeds have been received on the back-end note.

(h)On November 8, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $33,000, which was the second tranche of the October 4, 2017 Agreement. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and was due on August 8, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 50% of the lowest trading price of the Company’s common stock of the past ten trading days prior to notice of conversion or the issuance of the note. In the event of default, the conversion price decreases to 40% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note and the interest rate increases to 20%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $20,084) in penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $33,000, of which $3,000 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $33,000. As at April 30, 2020, the loan was in default, the carrying value of the note was $53,084 (2019 - $53,084), and the unamortized total discount was $nil (2019 - $nil).

(i)On December 26, 2017, the Company issued a convertible debenture, to a non-related party, for proceeds of $33,000, which was the final tranche of the October 4, 2017 Agreement. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and was due on September 26, 2018. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 50% of the lowest trading price of the Company’s common stock of the past ten trading days prior to notice of conversion or the issuance of the note. In the event of default, the conversion price decreases to 40% of the lowest trading price of the Company’s common stock of the ten prior trading days immediately preceding the issuance of the note and the interest rate increases to 20%. During the year ended April 30, 2020, the Company incurred $nil (2019 - $20,084) in penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $33,000, of which $3,000 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $33,000. As at April 30, 2020, the loan was in default, the carrying value of the note was $53,084 (2019 - $53,084), and the unamortized total discount was $nil (2019 - $nil).

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.  Convertible Debentures (continued)

(j)On March 15, 2019, the Company issued a convertible debenture, to a non-related party, for proceeds of $36,000. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on December 15, 2019. The debenture is convertible into common shares of the Company at a conversion price equal to the lesser of the 65% of the lowest trading price of the Company’s common stock of the past twenty trading days prior to notice of conversion or the issuance of the note. During the year ended April 30, 2020, the Company incurred $21,995 (2019 - $nil) in default penalties that were added to the principal balance of the note.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging”. The fair value of the derivative liability resulted in a discount to the note payable of $36,000, of which $6,000 of the discount resulted from debt issuance costs. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $36,000. As at April 30, 2020, the carrying value of the note was $57,995 (2019 - $nil), and the unamortized total discount was $nil (2019 - $36,000).

(k)On September 12, 2019, the Company issued a convertible debenture, to a non-related party, in the amount of $33,000. Pursuant to the agreement, the note was issued with an original issue discount of $3,000 and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on June 12, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.078. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature. The Company recognized the intrinsic value of the embedded beneficial conversion feature of $30,462 as additional paid-in capital and reduced the carrying value of the convertible note to $2,538. The carrying value will be accreted over the term of the convertible notes up to their face value of $33,000.

As at April 30, 2020, the carrying value of the convertible note was $20,897 (April 30, 2019 - $nil) and had an unamortized discount of $12,103 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $18,359 (2019 - $nil).

(l)On November 13, 2019, the Company issued a convertible debenture, to a non-related party, in the amount of $28,193. Pursuant to the agreement, the note was issued with an original issue discount of $2,563 and as such the purchase price was $25,630. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on August 13, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.048. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature. The Company recognized the intrinsic value of the embedded beneficial conversion feature of $18,795 as additional paid-in capital and reduced the carrying value of the convertible note to $9,398. The carrying value will be accreted over the term of the convertible notes up to their face value of $28,193.

As at April 30, 2020, the carrying value of the convertible note was $18,852 (April 30, 2019 - $nil) and had an unamortized discount of $9,341 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $9,454 (2019 - $nil).

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.  Convertible Debentures (continued)

(m)On January 14, 2020, the Company issued a convertible debenture, to a non-related party, in the amount of $35,000. Pursuant to the agreement, the note was issued with an original issue discount of $5,000 and as such the purchase price was $30,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on October 14, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.06. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature.

The Company recognized the intrinsic value of the embedded beneficial conversion feature of $23,333 as additional paid-in capital and reduced the carrying value of the convertible note to $11,667. The carrying value will be accreted over the term of the convertible notes up to their face value of $35,000.

As at April 30, 2020, the carrying value of the convertible note was $17,983 (April 30, 2019 - $nil) and had an unamortized discount of $17,017 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $6,316 (2019 - $nil).

(n)On January 23, 2020, the Company issued a convertible debenture, to a non-related party, in the amount of $68,000. Pursuant to the agreement, the note was issued with an original issue discount of $8,000 and as such the purchase price was $60,000. On January 23, 2020, the Company received the first tranche totaling $30,000 and recognized an original issue discount of $4,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on October 23, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.048. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature.

The Company recognized the intrinsic value of the embedded beneficial conversion feature of $22,667 as additional paid-in capital and reduced the carrying value of the convertible note to $11,333. The carrying value will be accreted over the term of the convertible notes up to their face value of $34,000.

As at April 30, 2020, the carrying value of the convertible note was $16,836 (April 30, 2019 - $nil) and had an unamortized discount of $17,164 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $5,503 (2019 - $nil).

(o)On January 23, 2020, the Company issued a convertible debenture, to a non-related party, in the amount of $68,000. Pursuant to the agreement, the note was issued with an original issue discount of $8,000 and as such the purchase price was $60,000. On March 4, 2020, the Company received the second tranche totaling $30,000 and recognized an original issue discount of $4,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on December 4, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.048. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature.

The Company recognized the intrinsic value of the embedded beneficial conversion feature of $29,750 as additional paid-in capital and reduced the carrying value of the convertible note to $4,250. The carrying value will be accreted over the term of the convertible notes up to their face value of $34,000.

As at April 30, 2020, the carrying value of the convertible note was $6,720 (April 30, 2019 - $nil) and had an unamortized discount of $27,280 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $2,470 (2019 - $nil).

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

5.  Convertible Debentures (continued)

(p)On March 25, 2020, the Company issued a convertible debenture, to a non-related party, in the amount of $13,000. Pursuant to the agreement, the note was issued with an original issue discount of $3,000 and as such the purchase price was $10,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum (20% default interest rate), and is due on December 25, 2020. The debenture is convertible into common shares of the Company at a conversion price $0.018. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price was below the closing stock price on the commitment date, and the convertible notes contained a beneficial conversion feature.

The Company recognized the intrinsic value of the embedded beneficial conversion feature of $12,500 as additional paid-in capital and reduced the carrying value of the convertible note to $500. The carrying value will be accreted over the term of the convertible notes up to their face value of $13,000.

As at April 30, 2020, the carrying value of the convertible note was $849 (April 30, 2019 - $nil) and had an unamortized discount of $12,151 (April 30, 2019 - $nil). During the year ended April 30, 2020, the Company recorded accretion expense of $349 (2019 - $nil).

6.Derivative Liability

The Company records the fair value of the of the conversion price of the convertible debentures disclosed in Note 5 in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative was calculated using a Binomial model. The fair value of the derivative liability is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. During the year ended April 30, 2020, the Company recorded a loss on the change in fair value of derivative liability of $794,930 (2019 – loss of $158,657). As at April 30, 2020, the Company recorded a derivative liability of $1,605,568 (2019 - $1,080,589).

A summary of the activity of the derivative liability is shown below:

$

Balance, April 30, 2018	928,252
Derivative loss due to new issuances	23,837
Debt discount	36,000
Adjustment for conversion	(42,320)
Mark to market adjustment at April 30, 2019	134,820

Balance, April 30, 2019	1,080,589
Adjustment for conversion	(269,951)
Mark to market adjustment at April 30, 2020	794,930

Balance, April 30, 2020	1,605,568

7.Convertible Preferred Series B Stock Liability

On June 13, 2019, the Company designated 1,000,000 shares of preferred stock as Series B. The holders of Series B preferred shares are not entitled to receive dividends except as may be declared by the Board at its sole and absolute discretion. Each Series B preferred share is convertible into common shares according to the following formula: the Stated Value of $1.10 per share of Series B preferred stock divided by the closing price of the Common Stock on the day prior to the conversion. Holders of Series B preferred stock shall not have voting rights.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

7.   Convertible Preferred Series B Stock Liability (continued)

On June 17, 2019, the Company issued 530,000 shares of Series B preferred stock, at a value of $583,000 based on the stated value of $1.10 per share, in exchange for the settlement of accounts payable of $266,523, notes payable of $990, accrued interest of $535, and management fees of $33,000. The transaction resulted in a loss on settlement of debt of $281,952.  Because the Series B shares represent an unconditional obligation that the Company must or may settle in a variable number of its equity shares and the monetary value of the obligation is predominantly based on a fixed monetary amount ($1.10 worth of common stock), the 530,000 shares with a balance of $583,000 is recorded as a liability on the balance sheet.

8.Common Shares

Authorized: 5,000,000,000 common shares with a par value of $0.001 per share.

On February 14, 2020, the Company effected a reverse stock split on a basis of 1 new common share for every 100 old common shares. The impact of these reverse stock split has been applied on a retroactive basis to all periods presented.

Share Transactions for the Year Ended April 30, 2020

During the year ended April 30, 2020, the Company issued an aggregate of 755,612 common shares with a fair value of $309,729 upon the conversion of $8,196 of convertible debentures, $269,951 of derivative liabilities, $21,255 of accrued interest, and $3,000 in conversion fees resulting in a loss on settlement of debt of $7,527.  The remaining loss settlement of debt relates to the issuance of the Series B preferred stock.  See Note 7.

Share Transactions for the Year Ended April 30, 2019

During the year ended April 30, 2019, the Company issued an aggregate of 445,591 common shares with a fair value of $54,716 upon the conversion of $14,765 of convertible debentures, $4,130 of accrued interest, $2,500 in conversion fees, and $42,320 of derivative liabilities resulting in a gain on settlement of debt of $8,977.

9.Preferred Shares

Authorized: 10,000,000 preferred shares with a par value of $0.001 per share

Convertible Preferred Series A stock

On April 18, 2017, the Company designated 500,000 shares of preferred stock as Series A. The holders of Series A preferred shares are entitled to receive dividends equal to the amount of the dividend or distribution per share of common stock payable multiplied by the number of shares of common stock the shares of Series A preferred shares held by such holder are convertible into. Each Series A preferred shares is convertible into common shares at a rate of 1 common share for 10,000 Series A shares. Each holder of Series A preferred shares is entitled to cast 10,000 votes for every one Series A preferred share held.

Convertible Preferred Series B stock – see Note 7.

10.   Income Taxes

The Company has $2,756,402 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2030.  The income tax benefit differs from the amount computed by applying the US federal income tax rate of 21% and the Canada federal and provincial tax rate of 26% to net loss before income taxes for the year ended April 30, 2020 and 2019 as a result of the following:

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

10.Income Taxes (continued)

	2020 $	2019 $

Net loss before taxes	(1,575,407)	(537,087)
Statutory rate	21%	21%

Computed expected tax recovery	(330,835)	(112,788)
Permanent differences and other	242,525	62,953
Effect of change in rate	–	–
Change in valuation allowance	88,310	49,835

Income tax provision	–	–

The significant components of deferred income tax assets and liabilities as at April 30, 2020 and 2019 after applying enacted corporate income tax rates are as follows:

	2020 $	2019 $

Net operating losses carried forward	576,967	488,657

Total gross deferred income tax assets	576,967	488,657
Valuation allowance	(576,967)	(488,657)

Net deferred tax asset	–	–

Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.  As at April 30, 2020, the Company has no uncertain tax positions.

11.   Commitments and contingencies

On February 19, 2019, the former Chief Executive Officer and Director of the Company entered into a Stock Purchase Agreement to sell his 500,000 Series A Preferred Stock to the current Chief Executive Officer and Director, the closing of which is pending certain closing conditions, including, but not limited to the Company getting current with its SEC filings and restricting some of its outstanding debt. This transaction was completed on November 22, 2019.

On February 5, 2020, the Company signed a joint venture agreement (the “Joint Venture”) for a 25% share in the Hemp seed and genetics industry. The Company has committed to contribute $300,000 to the joint venture on a to be mutually agreed upon schedule. Additionally, the Company will issue 1,500,000 common shares to the other members of the joint venture as compensation for their initial contributions. See note 11.

12.   Subsequent Events

Subsequent to the year ended April 30, 2020, the Company issued 2,429,135 common shares upon the conversion of $22,142 of accrued interest on convertible debentures and $500 of conversion fee penalties.

On May 1, 2020 the company entered into a consulting service agreement with an unrelated party. The consultant will render consulting services relating to business planning, execution and acquisition strategy. The Company will issue 2,000,000 shares of common stock at $0.01 par value on the execution of this agreement and pay a minimum retainer of $5,000 each month beginning 07/01/2021 for the duration of the contract. This agreement has been terminated, however, the Company anticipates issuing the 500,000 shares in the future.

On May 11, 2020, the Joint Venture (See Note 10) was terminated with no shares issued or contributions made.

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHOLOGIES HOLDINGS CORP.)

Notes to the Consolidated Financial Statements

(Expressed in US dollars)

12.Subsequent Events (continued)

On May 28, 2020, the Company granted 24,500,000 restricted shares in exchange for services valued at $65,000. The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed without the prior written consent of the Company. 20,000,000 of the restricted shares were issued to the CEO of the Company and 1,000,000 of the restricted shares were issued to the father of the CEO of the Company.

On May 28, 2020, the Company and an unrelated party entered into equity financing agreement, whereby the investor shall invest up to $5,000,000 over the period of 36 months at par value of $0.001 per share. As part of the agreement, the Company issued a convertible promissory note to the unrelated party to offset transaction costs of $20,000, which was deemed as earned upon the execution of the agreement. The note is convertible into common stock of the Company at a fixed price of $0.01, which equals the lowest traded price for the common stock on the trading day preceding the execution of the note.

Subsequent to the year ended April 30, 2020, the Company issued 1,250,000 common shares for proceeds of $25,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

Amount to be Paid
SEC registration fee	$749
Legal fees and expenses	30,000
Accounting fees and expenses	7,500
Printing and miscellaneous expenses	1,751
Total	$40,000

Item 14.  Limitation on Liability and Indemnification Matters

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

Our Articles of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted under the Nevada Revised Statutes. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Nevada law.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered or intend to enter into indemnification agreements with each of our directors, officers and certain other employees prior to the consummation of the Share Exchange. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. This description of the limitation of liability and indemnification provisions of our certificate of incorporation, of our bylaws and of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this Report.

The limitation of liability and indemnification provisions in our certificate of incorporation and may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is

59

being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

Item 15. Unregistered Sales of Equity Securities

Sales of Unregistered Securities by the Company

During the year ended April 30, 2019, the Company issued an aggregate of 44,559,139 common shares with a fair value of $54,716 upon the conversion of $14,765 of convertible debentures, $4,130 of accrued interest, $2,500 in conversion fees, and $42,320 of derivative liabilities resulting in a gain on settlement of debt of $8,977.

Subsequent to the year ended April 30, 2020, the Company issued 2,429,135 common shares upon the conversion of $22,142 of accrued interest on convertible debentures and $500 of conversion fee penalties.

On May 1, 2020 the company entered into a consulting service agreement with an unrelated party. The consultant will render consulting services relating to business planning, execution and acquisition strategy. The Company agreed to issue 2,000,000 shares of common stock at $0.01 par value on the execution of this agreement and pay a minimum retainer of $5,000 each month beginning July 1, 2020 for the duration of the contract. This agreement has been terminated, however, the Company anticipates issuing the 500,000 shares in the future.

On May 28, 2020, the Company granted 24,500,000 restricted shares in exchange for services valued at $65,000. The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed without the prior written consent of the Company. 20,000,000 of the restricted shares were issued to the CEO of the Company and 1,000,000 of the restricted shares were issued to the father of the CEO of the Company.

On May 28, 2020, the Company and an unrelated party entered into equity financing agreement, whereby the investor shall invest up to $5,000,000 over the period of 36 months at par value of $0.001 per share. As part of the agreement, the Company issued a convertible promissory note to the unrelated party to offset transaction costs of $20,000, which was deemed as earned upon the execution of the agreement. The note is convertible into common stock of the Company at a fixed price of $0.01, which equals the lowest traded price for the common stock on the trading day preceding the execution of the note.

Subsequent to the year ended April 30, 2020, the Company issued 1,250,000 common shares for proceeds of $25,000.

On May 26, 2020, the Company issued 4,000,000 shares to three consultants in exchange for consulting services and another 500,000 shares to the Company’s legal counsel for legal services.

On May 26, 2020, the Company issued 20,000,000 shares of its common stock to Scott Cox, the Company’s Director and Chief Executive Officer in exchange for services rendered on behalf of the Company.

On June 18, 2020, the Company sold 250,000 shares of its common stock to a private investor for $5,000.

On July 8, 2020, the Company sold 1,000,000 shares of its common stock to a private investor for $20,000.

On July 20, 2020, the Company entered into a Purchase and Sale Agreement with a private seller, whereby the Company agreed to purchase, various mineral and oil and gas royalty interests in exchange for 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).  In accordance with the terms of the Purchase Agreement, the Company is required to register the shares in an upcoming S-1. The acquisition closed and the 10,000,000 shares were issued on or about August 10, 2020.

On August 10, 2020, the Company issued 750,000 shares of its common stock in exchange for $15,000 in cash and another 500,000 shares to another private purchase for $10,000.

On August 18, 2020, the Company issued 1,200,000 shares of its common stock to GHS Investments, LLC pursuant to a conversion of $9,060.00 of the convertible promissory note dated May 9, 2017 which was issued to GHS Investments, LLC on May 9, 2017.

Item 16.      Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

 Item 17. Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

       (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus and prospectus supplement filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 20, 2020.

VERDE BIO HOLDINGS, INC.

By:	/s/ Scott Cox
Scott Cox
Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott Cox or his respective true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 20, 2020.

Signature	Title	Date

/s/ Scott Cox	Chief Executive Officer and Director	August 20, 2020
Scott Cox	(Principal Executive Officer)

Exhibit Index

Exhibit
No.	Description

3.1	Amended and Restated Articles of Incorporation.* (incorporated by reference as Exhibit 3.1 to Information Statement on Form 14C filed with the SEC on January 1, 2013).
3.2	Bylaws*https://www.sec.gov/Archives/edgar/data/1490054/000107878210001364/appiphanys1ex32.htm (incorporated by reference as Exhibit 3.2 to Registration Statement on Form S-1 filed June 11, 2010).
5.1	Form of Opinion of Carman Lehnhof Israelsen, LP**
10.1	Equity Finance Agreement with GHS Investments, LLC dated May 27, 2020* (incorporated by reference as Exhibit 10.1 for Current Report on Form 8-K filed May 28, 2020)
10.2	Registration Rights Agreement with GHS Investments, LLC dated May 27, 2020* (incorporated by reference as Exhibit 10.2 to Form 8K dated May 28, 2020)
10.3	Promissory Note dated May 27, 2020* (incorporated by reference as Exhibit 10.3 to Form 8K dated May 28, 2020)
23.1	Consent of Sadler, Gibb & Associates LLC**
23.2	Consent of Carman Lehnhof Israelsen, LP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on the signature pages hereof)**

*	Previously filed.
**	Filed herewith